Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Announces Three Drillship Contracts

ENSCO DS-4 Contracted to Chevron for Two Years
ENSCO DS-10 Contracted to Shell for One Year
ENSCO DS-7 to Return to Work with Total

London, England, 11 July 2017 … Ensco plc (NYSE: ESV) announced today that it has been awarded three drillship contracts offshore West Africa, representing an aggregate three years of contracted term and more than six additional years of options.

Chief Executive Officer and President Carl Trowell said, “Our recent contract awards demonstrate our ability to win work for preservation stacked rigs and newbuilds ahead of the competition. We contracted ENSCO DS-4, a rig that was previously preservation stacked, for a two-year term and reactivated the rig on time and within our cost estimates. We also secured a one-year contract for ENSCO DS-10, our final newbuild drillship, which is among the most technologically advanced rigs in the global fleet.”

Mr. Trowell concluded, “We continue to see offshore drillers with track records of safe and efficient operations as well as financial strength win a disproportionate amount of new work and these contracts are examples of our recent success in capitalizing on this trend. Additionally, we believe that this new work positions us well for follow-on opportunities, benefiting future utilization for our rig fleet.”

ENSCO DS-4 is expected to commence a two-year contract with Chevron offshore Nigeria in August 2017. The contract also includes a priced customer option for one additional year of work. Ensco recently reactivated the rig following a period during which the rig was preservation stacked in Tenerife and reactivation expenses are expected to total $28 million. In addition, $15 million of capital upgrades were added to the rig and are anticipated to benefit the asset over its remaining useful life.

ENSCO DS-10 is scheduled to commence work with Shell offshore Nigeria in first quarter 2018. The contract duration is for one year and includes five one-year priced customer options. As a result of winning this contract, the rig’s delivery is expected to be accelerated into third quarter 2017 from first quarter 2019. ENSCO DS-10 will then undergo a period of acceptance testing before mobilizing to Nigeria to begin its maiden contract. Remaining capital expenditures associated with the rig are expected to total approximately $190 million inclusive of a final milestone payment to the shipyard, an upgrade to add a second seven-ram blowout preventer, acceptance testing, capitalized interest and mobilization.

ENSCO DS-7 is contracted to Total until November 2017. Since November 2016, the rig has been idle in Tenerife earning a standby rate following early termination of its original contract for customer convenience. ENSCO DS-7 is now scheduled to mobilize to Ivory Coast to drill one well beginning in August 2017 that is expected to take 60 days to complete. Additionally, Total has a priced option for one further well.

As a result of these new contracts, contract drilling expense for second quarter 2017 is expected to be approximately $282 million after adjusting for a $10 million settlement of a previously disclosed legal contingency, slightly higher than the prior guidance of $270 million to $280 million, or $292 million on an unadjusted basis. Anticipated capital expenditures are now expected to total approximately $350 million for the nine month period from second quarter 2017 through fourth quarter 2017. This capital expenditure estimate includes approximately $240 million for new rig construction, inclusive of approximately $29 million of capitalized interest, and approximately $110 million for rig enhancements and minor upgrades and improvements.

Ensco uses its website to disclose material and non-material information to investors, customers, employees and others interested in the Company. To receive regular updates on Ensco news or SEC filings, please sign-up for Email Alerts on the Company’s website.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For 30 years, the Company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the seventh consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements included in this release regarding the timing of work performed by rigs and the estimate and timing of expenses related to such rigs and other statements that are not historical facts are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties as detailed in the risk factors section and elsewhere in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Contacts:

Nick Georgas, 713-430-4607
Director - Investor Relations and Communications

Tim Richardson, 713-430-4490
Manager - Investor Relations